Exhibit 1

REPUBLIC OF ARGENTINA

RECENT DEBT RESTRUCTURING DEVELOPMENTS

The information included in this section supplements the information about Argentina that is contained in Exhibit D to Argentina’s annual report on form 18-K, as amended, for the fiscal year ended December 31, 2009 (the “2009 18-K”).  This amendment is not intended to be a comprehensive update to the 2009 18-K.  The information set forth below is for the sole purpose of providing an update on Argentina’s debt restructuring.

Brady Bond Exchange:

On July 20, 2011, the United States Court of Appeals for the Second Circuit reversed the District Court’s order dated October 29, 2010.  The District Court’s order had permitted the release, liquidation and transfer to the tendering holders of the proceeds of the collateral securing the tendered Brady bonds.  Affirmance of this order by the Second Circuit was a condition to the Brady bond exchange offer.  Since the condition was not satisfied and could not be waived, Argentina has cancelled the Brady bond exchange offer without accepting any tenders.  Below is the press release issued by Argentina announcing the cancellation of the offer.

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FOR IMMEDIATE RELEASE
                                                                                                                                                                            August 5, 2011

ARGENTINA ANNOUNCES CANCELLATION OF BRADY BOND EXCHANGE OFFER

August 5, 2011; BUENOS AIRES – The Republic of Argentina (“Argentina”) today announced the cancellation of its invitation (the “Invitation”) to the owners of each series of bonds specified in the table below (collectively, the “Brady Bonds”) to tender their Brady Bonds in exchange for certain new securities (collectively, the “New Securities”) and a cash payment.

Series of Brady Bonds	Outstanding Principal Amount	ISIN
U U.S. dollar Collateralized Fixed Rate Bonds due 2023 (USD Par Series L) (“USD Par Bonds”)	U.S.$185,047,000	XS0043119147 and XS0043119576
U.S. dollar Collateralized Floating Rate Bonds due 2023 (USD Discount Series L) (“USD Discount Bonds” and, together with the USD Par Bonds, the “USD Brady Bonds”)	U.S.$77,900,000	XS0043118172 and XS0043118339
Deutsche Mark Collateralized Fixed Rate Bonds due 2023 (DM Par Series) (“DM Par Bonds”)	€46,417,633	DE0004103007
Deutsche Mark Collateralized Floating Rate Bonds due 2023 (DM Discount Series) (“DM Discount Bonds” and, together with the DM Par Bonds, the “DM Brady Bonds”)	€7,756,298	DE0004103015

The Invitation was made to holders of Brady Bonds in the United States on the basis of a prospectus dated April 13, 2010 and a prospectus supplement dated December 3, 2010 (collectively, the “US Prospectus”) filed with the U.S. Securities and Exchange Commission (“SEC”) and to holders of Brady Bonds in Argentina, Luxembourg, Germany and Italy on the basis of a separate prospectus dated December 3, 2010 (the “EU Prospectus” and, together with the US Prospectus, the “Prospectus”).

The Invitation was subject to an Amendment Condition, which conditioned the Invitation on, among other requirements, the affirmance by the United States Court of Appeals for the Second Circuit of the District Court’s order dated October 29, 2010.  On July 20, 2011, the District Court’s order -- which had been obtained to permit the release, liquidation and transfer to the tendering holders of the proceeds of the collateral securing the tendered Brady Bonds -- was reversed by the Second Circuit. Consequently, the Amendment Condition has not been satisfied. Argentina is not permitted to waive the Amendment Condition. Argentina is, therefore, cancelling the Invitation without accepting any tenders, and all tenders under the Invitation are automatically deemed rejected. Argentina has instructed the information, exchange and tabulation agent to return to the tendering holders all tendered Brady Bonds held through the clearing systems and/or to release any blocking instructions applicable to any tendered Brady Bonds by virtue of their tender in the Invitation.  Argentina has likewise instructed Citibank, N.A. to return all tendered Brady Bonds in physical form to the tendering holders.

Bondholder Communications Group LLC is acting as information, exchange and tabulation agent for the Invitation.  Copies of the Prospectus can be obtained online at http://www.bondcom.com/argentina and by contacting the information, exchange and tabulation agent at one of the telephone numbers below.  The information, exchange and tabulation agent will answer questions regarding procedures for returning tendered Brady Bonds to clearing system participants, custodians and holders of Brady Bonds in physical form.

The information, exchange and tabulation agent for the Invitation is:

Bondholder Communications Group LLC
Attn: Roberta Alvarez
E-mail: ralvarez@bondcom.com
Invitation Website: http://www.bondcom.com/argentina

In New York: 30 Broad St., 46th floor New York, NY 10004 Tel: +1 212 809 2663 Fax: +1 212 437 9827	In London: 28 Throgmorton London EC2N 2AN Tel: +44 (0)20 7382 4580 Fax: +44 (0)20 7067 9329

In Germany: Tel: 0800 180 2501 Fax: 0800 180 2501	In Italy: Tel: 800 789 917 Fax: 800 789 917

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